Exhibit 99.1

CONTACT:
Brooke Kane
Marketing Manager	Investor Relations
703.989.7020	703.742.5393
press@quadramed.com	InvestorRelations@quadramed.com

QuadraMed Announces Share Repurchase Program

RESTON, VA – (December 17, 2007) – QuadraMed® Corporation (Amex: QD) today announced that its Board of Directors has authorized a program to repurchase, with available cash, up to $5 million of the Company’s common stock. The Company anticipates that the repurchase program will begin immediately and will continue for up to four months.

The repurchase program is to be conducted in accordance with Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934. The Company intends to repurchase its common stock from shareholders through registered broker-dealers in open market purchase transactions and plans to hold any shares repurchased as treasury shares. The Company plans to use the repurchased shares for any purpose that its Board of Directors determines to be advisable in accordance with applicable law.

The Company believes that the share repurchase program is advisable at this time, and is in the best interests of the Company and its shareholders, in light of the current trading price of the Company’s common stock and the general market and economic conditions affecting the Company.

About QuadraMed Corporation

QuadraMed Corporation advances the success of healthcare organizations through IT solutions that leverage quality care into positive financial outcomes. QuadraMed provides real-world solutions that help healthcare professionals deliver outstanding patient care efficiently and cost-effectively. Behind the company’s products and services is a staff of 750 professionals whose experience and dedication have earned QuadraMed the trust and loyalty of clients at over 2,000 healthcare provider facilities.

Cautionary Statement on Risks Associated with QuadraMed Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 by QuadraMed that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”). QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).

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QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective holders.